VOTING AGREEMENT

This VOTING AGREEMENT, dated as of [_______ __], 2013 (this “Agreement”), is made by and among C Media Limited (“C Media”), Shane McMahon (“McMahon”) and Weicheng Liu (“Liu”, and collectively with C Media and McMahon, the “Stockholders”).

WHEREAS, each of the Stockholders currently either owns or has voting power over such shares of voting securities of YOU On Demand Holdings, Inc., a Nevada corporation (the “Corporation”), as set forth on Schedule I to this Agreement; and

WHEREAS, as of the date hereof, the board of directors of the Corporation (the “Board of Directors”) is comprised of the individuals as set forth on Schedule II to this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body or self-regulatory organization having or asserting jurisdiction over a Person, its business or its properties.

“Independent Director” means a director of the Corporation who is independent as defined in applicable SEC and NASDAQ rules and regulations, and who constitutes an “Independent Director” as defined in NASDAQ Marketplace Rule 5605.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Authority, or any other entity of whatever nature.

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, laws related to taxes and environmental Laws), treaty, rule, regulation, ordinance, qualification, standard, license or franchise or determination of an arbitrator or a court or other Governmental Authority, including the NYSE or NASDAQ or any national securities exchange or automated quotation system on which the Common Stock is listed or admitted to trading, in each case applicable to, or binding upon, such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated hereby.

“Shares” means (1) the presently issued and outstanding shares of common stock and preferred stock of the Corporation, (2) any additional shares of common stock and preferred stock hereafter issued and outstanding, (3) any shares of capital stock of the Corporation into which such shares may be converted or for which they may be exchanged and (4) any option, warrant or other security of the Corporation entitling the holder thereof to purchase such common stock or preferred stock, or securities convertible into or exchangeable or exercisable for such common stock or preferred stock.

2.             Representations of Each of the Stockholders.

Each Stockholder hereby represents and warrants to the other Stockholders that:

(a)        (i) such Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares ascribed to such Shareholder on Schedule I hereto, (ii) such stockholder does not beneficially own any voting securities of the Corporation other than as set forth on Schedule I hereto, and (iii) except pursuant hereto or as set forth on Schedule I hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the voting of any of such Shares and there are no voting trusts or voting agreements with respect to such Shares.

(b)        Such Stockholder has the corporate power and authority or the legal capacity, as applicable, to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder, and this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, and equitable principles.

(c)        None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Requirement of Law applicable to such Stockholder or to such Stockholder’s property or assets.

(d)        No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement.

3.             Directors.

(a)        Election. From the date hereof until termination of this Agreement in accordance with Section 6 hereof, at any annual or special meeting of stockholders at which the stockholders of the Corporation will have the right to, or will vote for, or consent to, setting the size of the Board of Directors or electing the members of the Board of Directors, the Stockholders shall vote all Shares then owned by them (including, Shares hereafter acquired by them) in favor of the election to, and of maintaining, the Board of Directors, consisting of seven (7) members designated in the following manner:

      (i)   two (2) directors shall be designated by McMahon (the “McMahon Designees”), at least one of which shall be an Independent Director, who are initially McMahon and [____________]; and

      (ii)  two (2) directors shall be designated by Liu (the “Liu Designees”), at least one of which shall be an Independent Director, who are initially Liu and [____________]; and

      (iii) three (3) directors shall be designated by C Media (the “C Media Designees”), at least two of which shall be Independent Directors, who are initially Xuesong Song, [____________] and [____________].

(b)        Vacancies. Any vacancy in the office of a director designated pursuant to subsection (a) of this Section may be filled by and only by the affirmative vote or written consent of that person or persons which has the power to designate that director pursuant to subsection (a).

4.             No Voting Trusts or Other Arrangement.

Each Stockholder agrees that during the term of this Agreement such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of such Stockholder’s Shares in a voting trust, grant any proxies with respect to such Shares or subject any of such Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with the other Stockholders.

5.             Additional Shares.

Each Stockholder agrees that all shares of voting securities of the Corporation that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

6.             Termination.

The rights and obligations of each Stockholder under this Agreement shall terminate on the third (3rd) anniversary of the date hereof.

7.             No Agreement as Director or Officer.

Each Stockholder hereby agrees that nothing in this Agreement (a) will limit or affect any actions or omissions taken by any Stockholder in his capacity as a director or officer of the Corporation, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict any Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director of the Corporation or any of its subsidiaries or their respective stockholders.

8.             Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

9.             Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

10.           Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given if delivered personally or telecopied during regular business hours, on the date of such delivery (or the following business day if delivered or telecopied after regular business hours), or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

(i)           if to McMahon:

Mr. Shane McMahon

YOU On Demand Holdings, Inc.

27 Union Square West, Suite 502

New York, New York 10003

Facsimile:  (212) 206-9112

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street

Washington DC 20037

Attention: Louis Bevilacqua

Facsimile:  (212) 663-8007

and

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attention: Jack Vaughan

Facsimile:  (212) 536-3901

(ii)          if to Liu:

Mr. Weicheng Liu

YOU On Demand Holdings, Inc.

27 Union Square West, Suite 502

New York, New York 10003

Facsimile:  (212) 206-9112

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street

Washington DC 20037

Attention: Louis Bevilacqua

Facsimile:  (212) 663-8007

(iii)         if to C Media:

C Media Limited

CN11 Legend Town,

No. 1 Balizhuangdongli, Chaoyang District

Beijing, China 100025

Attn: Victor Chen, Vice President

      Rainer Li, CFO

Facsimile:  86 10 8586 2775

with a copy to:

Reed Smith LLP

599 Lexington Ave.

New York, New York 10022

Attn: William N. Haddad

Facsimile:  (212) 521-5400

Any party may by notice given in accordance with this Section designate another address or Person for receipt of notices hereunder.

11.           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of New York without giving effect to the principles of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action or proceeding arising out of or relating to this Agreement (and agrees not to commence any action or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 10 hereof, shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12.           Severability.

(a)        If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held to violate the requirements of NASDAQ, the NYSE or any national securities exchange or automated quotation system on which the shares of common stock of the Corporation is listed or admitted to trading, then the parties hereto shall make such amendments or modifications necessary to comply with such rules and maintain the purpose and intent of this Agreement.

(b)        If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

13.           Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14.           Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

15.           Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

16.           Assignment. None of the parties to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 16 shall be null and void.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

C MEDIA LIMITED

By
Name:	Xuesong Song
Title:	Chairman and CEO

[Signature Page to Board Voting Agreement]

MCMAHON

By
Shane McMahon

[Signature Page to Board Voting Agreement]

LIU

By

Weicheng Liu

[Signature Page to Board Voting Agreement]

Schedule I

Shares Held by the Stockholders

C Media:

•	[_______] shares of Series E Preferred Stock of the Corporation

•	7,000,000 shares of Series A Preferred Stock of the Corporation

McMahon:

•	[_______] shares of common stock of the Corporation

•	Options to purchase an aggregate of [_______] shares of common stock of the Corporation

•	Shares of common stock underlying that certain Convertible Promissory Note, dated May 10, 2012, as amended, made by the Corporation in $3,000,000 principal amount.

Liu:

•	[_______] shares of common stock of the Corporation

•	Options to purchase an aggregate of [_______] shares of common stock of the Corporation

Schedule II

Board of Directors of the Corporation

Shane McMahon

Weicheng Liu

Xuesong Song

[McMahon Designee]

[Liu Designee]

[C Media Designee]

[C Media Designee]